Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Option Therapeutics Inc. on Form S-1 (No. 333-292936) to be filed on or about March 13, 2026 of our report dated September 5, 2025, on our audits of the carve-out financial statements as of June 30, 2025 and 2024 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 13, 2026